Exhibit 99.1
News From
Buena, NJ 08310
Release Date: April 25, 2017

Contact:	Jenniffer Collins

Teligent, Inc.

(856) 697-4379

TELIGENT, INC. APPOINTS MARTIN WILSON TO GENERAL COUNSEL

BUENA, NJ – (PRNewswire) – Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced it has appointed Martin Wilson as its General Counsel.
Jason Grenfell-Gardner, President and CEO of the Company, commented, "We are pleased Martin has agreed to join our team here at Teligent, Inc. Martin’s extensive experience in the generic pharmaceutical industry, particularly his most recent experience at Par Pharmaceutical, Inc., and its subsidiary, Par Sterile Products, LLC, will be an excellent addition to our team.” Mr. Grenfell-Gardner continued, “We look forward to working with Martin, as we continue to execute our TICO strategy, focused on the topical, injectable, complex and ophthalmic generic pharmaceutical markets.”

Prior to joining Teligent, Mr. Wilson served as the Vice President and Assistant General Counsel for Endo Pharmaceuticals’ generic arm, Par Pharmaceutical, Inc., a position he held for 18 months following the acquisition of Par by Endo in September of 2015. Mr. Wilson was with

Par for over 11 years prior to Endo’s acquisition and served in a number of roles, most recently as Chief Compliance Officer. Mr. Wilson has a B.S. from Saint Joseph’s University in Philadelphia, PA, and obtained a J.D. from Villanova University in 2002.

About Teligent, Inc.
Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.
Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.